Exhibit 4.3

SECOND SUPPLEMENTAL INDENTURE
between
CF BERMUDA HOLDINGS LIMITED
and
CITIBANK, N.A., AS TRUSTEE
Dated as of January 26, 2023
(Supplement to the Indenture dated as of January 13, 2023)

This Second Supplemental Indenture (this “Supplemental Indenture”), dated as of January 26, 2023, is entered into by and between CF Bermuda Holdings Limited (the “Guaranteeing Subsidiary”), a subsidiary of F&G Annuities & Life, Inc., a Delaware corporation (the “Company”), and Citibank, N.A., as trustee (the “Trustee”).
RECITALS:
WHEREAS, the Company and certain of its subsidiaries have executed and delivered to the Trustee an Indenture, dated as of January 13, 2023 (as amended by the First Supplemental Indenture thereto and as may have been amended and supplemented from time to time, the “Base Indenture”), providing for the issuance from time to time of the Company’s unsecured notes or other evidences of indebtedness (the “Securities”), to be issued in one or more series and to be fully and unconditionally guaranteed on a senior unsecured basis by the Guarantors (as defined in the Base Indenture), in each case as provided in the Base Indenture;
WHEREAS, Section 3.12 of the Base Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall fully and unconditionally guarantee all of the Company’s obligations under the Securities and the Base Indenture on the terms and conditions set forth herein and under the Base Indenture (the “Guarantee”); and
WHEREAS, pursuant to Section 8.1 of the Base Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
NOW THEREFORE, in consideration of the premises and the guarantee of the Securities established by this Supplemental Indenture, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree, for the equal and proportionate benefit of all such Holders, as follows:
ARTICLE I
DEFINITIONS AND OTHER PROVISIONS
OF GENERAL APPLICATION
Section 1.1    Relation to Base Indenture. This Supplemental Indenture constitutes a part of the Base Indenture but, except as expressly provided herein, shall not modify, amend or otherwise affect the Base Indenture insofar as it relates to any series of Securities or, except as expressly provided herein, modify, amend or otherwise affect in any manner the terms and conditions of the Securities of any series.
Section 1.2    Definitions. For all purposes of this Supplemental Indenture, the capitalized terms used herein which are defined in the Base Indenture (and which are not defined herein) have the meanings assigned to such terms in the Base Indenture. For purposes of this Supplemental Indenture:
(a)    Unless the context otherwise requires, any reference to a Section refers to a Section of this Supplemental Indenture; and

(b)    The words “herein,” “hereof” and “hereunder” and words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision hereof.
ARTICLE II
THE GUARANTEE
Section 2.1    Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees to provide a full and unconditional Guarantee on the terms and subject to the conditions set forth in the Base Indenture, including, but not limited to, Article 10 thereof.
ARTICLE III
MISCELLANEOUS
Section 3.1    Relationship to Existing Base Indenture. This Supplemental Indenture is a supplemental indenture within the meaning of the Base Indenture. The Base Indenture, as supplemented and amended pursuant to this Supplemental Indenture, is in all respects ratified, confirmed and approved and, with respect to the Securities, the Base Indenture, as supplemented and amended through this Supplemental Indenture, shall be read, taken and construed as one and the same instrument.
Section 3.2    Modification of the Existing Base Indenture. Except as expressly modified through this Supplemental Indenture, the provisions of the Base Indenture shall govern the terms and conditions of the Securities.
Section 3.3    Governing Law. This Supplemental Indenture and the Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflict of laws provisions that would result in the application of the laws of any other jurisdiction (other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York). To the fullest extent permitted by law, any legal suit, action or proceeding arising out of or based upon this Supplemental Indenture or the transactions contemplated hereby may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case based in the City of New York, and each party to this Supplemental Indenture will submit to the non-exclusive jurisdiction of such suit, action or proceeding.
Section 3.4    Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The words “execution,” “signed,” “signature” and words of like import in this Supplemental Indenture shall include images of manually executed signatures transmitted by facsimile, email or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including without limitation, DocuSign and AdobeSign or any other similar platform identified by the Guaranteeing Subsidiary and reasonably available at no undue burden or expense to the Trustee). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code. The Trustee shall have no duty to inquire into or investigate the authenticity or authorization of any such electronic signature and shall be entitled to conclusively rely on any such electronic signature without any liability with respect thereto.
Section 3.5    Trustee Not Responsible for Recitals. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture. The Trustee represents that it is duly authorized to execute and deliver this Supplemental Indenture and perform its obligations hereunder. The Trustee accepts the amendments of the Base Indenture effected by this Supplemental Indenture, but on the terms and conditions set forth in the Base Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Guaranteeing Subsidiary, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Guaranteeing Subsidiary by action or otherwise, (iii) the due execution hereof by the Guaranteeing Subsidiary or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.
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The parties hereto caused this Supplemental Indenture to be duly executed as of the date first set forth above.

CF Bermuda Holdings Limited

By:	/s/ Wendy J.B. Young
	Name:	Wendy J.B. Young
	Title:	Executive Vice President, Chief Financial Officer

Citibank, N.A.,

as Trustee

By:	/s/ Michael Pitfick
	Name:	Michael Pitfick
	Title:	Senior Trust Officer